Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment 3) of our audit report dated August 22, 2024 with respect to the balance sheet of FG Merger II Corp. as of December 31, 2023, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from inception (September 20, 2023) through December 31, 2023. Our opinion includes an emphasis of matter paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

December 10, 2024